SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           Wendy's International, Inc.
                                (Name of Issuer)

                          Common Stock, $0.10 par value
                         (Title of Class of Securities)

                                    950590109
                                 (CUSIP Number)

                                  May 20, 2008
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)




     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



                              (Page 1 of 11 Pages)

CUSIP No. 950590109                   13G                 Page 2 of 11 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           3G Capital Partners Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                  0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  6,020,231
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  6,020,231
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                  6,020,231
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                  6.7%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                   CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 950590109                   13G                 Page 3 of 11 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           3G Capital Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                  0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  6,020,231
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  6,020,231
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                  6,020,231
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                  6.7%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                   PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 950590109                  13G                  Page 4 of 11 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  3G Fund L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                  0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  6,020,231
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  6,020,231
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                  6,020,231
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                  6.7%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                   PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 950590109                  13G                  Page 5 of 11 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Alexandre Behring
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Brazil
--------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                  0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  6,020,231
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  6,020,231
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                  6,020,231
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                   6.7%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                    IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 950590109                  13G                  Page 6 of 11 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Wendy's International, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 4288 West Dublin-Granville Rd., P.O. Box 256, Dublin, Ohio 43017-0256.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

     (i) 3G Capital Partners Ltd., a Cayman Islands exempted company ("3G Capital Ltd."), with respect to the Shares owned by 3G Fund L.P. (as defined below) (the "3G Shares");

     (ii) 3G Capital Partners, L.P., a Cayman Islands limited partnership ("3G Capital L.P."), with respect to the 3G Shares;

     (iii) 3G Fund L.P., a Cayman Islands limited partnership (the "3G Fund"), with respect to the to the 3G Shares;

     (iv) Alexandre Behring, with respect to the 3G Shares.


     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is:

     (i) 3G Capital Partners Ltd.: 36A Dr Roy's Drive, P.O. Box 2510 George Town, Grand Cayman, Cayman Islands, British West Indies;

     (ii) 3G Capital Partners, L.P.: 36A Dr Roy's Drive, P.O. Box 2510 George Town, Grand Cayman, Cayman Islands, British West Indies;

     (iii) 3G Fund L.P.: 36A Dr Roy's Drive, P.O. Box 2510 George Town, Grand Cayman, Cayman Islands, British West Indies;

     (iv) Mr. Alexandre Behring: 800 Third Avenue, 31st Floor, New York, New York 10022.

CUSIP No. 950590109                  13G                   Page 7 of 11 Pages


Item 2(c).     Citizenship:

     3G Capital Ltd. is an exempted company organized under the laws of the Cayman Islands. 3G Capital L.P. and the 3G Fund L.P. are limited partnerships organized under the laws of the Cayman Islands. Mr. Behring is a citizen of Brazil.

Item 2(d).     Title of Class of Securities:

     Common Stock, $.10 par value (the "Common Stock")

Item 2(e).  CUSIP Number:

 950590109

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ]  Broker or dealer registered under Section 15 of the Act,

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]  Investment Adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]

Item 4.   Ownership.

     3G Fund L.P. has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, 3G Capital L.P. 3G Capital Ltd., as general partner of 3G Capital L.P., directs 3G Capital L.P.'s operations. Neither 3G Capital

CUSIP No. 950590109                  13G                  Page 8 of 11 Pages


L.P. nor 3G Capital Ltd. directly own any shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the "Act"), 3G Capital L.P. and 3G Capital Ltd. may be deemed to beneficially own the shares owned by 3G Fund L.P.

     Mr. Behring, as managing director of 3G Capital Ltd., has shared power to vote the Common Stock beneficially owned by 3G Fund L.P. Mr. Behring does not directly own any shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, Mr. Behring may be deemed to beneficially own the shares owned by 3G Fund L.P.


         A. 3G Capital Ltd., 3G Capital L.P. and 3G Fund L.P.

                  (a)  Amount beneficially owned: 6,020,231
                  (b)  Percent of class: 6.7% The percentages used herein
               and in the rest of Item 4 are calculated based upon the 87,651,000 shares of Common Stock issued and outstanding as of May 5, 2008 as reflected in the Form 10-Q for the quarter ended December 31, 2007 filed by the Company on May 8, 2008.
                  (c)  Number of shares as to which the person has:
                       (i)   Sole power to vote or direct the vote: 0
                       (ii)  Shared power to vote or direct the vote: 6,020,231
                       (iii) Sole power to dispose or direct the disposition: 0
                       (iv)  Shared power to dispose or direct the disposition:
                             6,020,231


         B. Alexandre Behring

                  (a)  Amount beneficially owned: 6,020,231
                  (b) Percent of class: 6.7% The percentages used herein and in the rest of Item 4 are calculated based upon the 87,651,000 shares of Common Stock issued and outstanding as of May 5, 2008 as reflected in the Form 10-Q for the quarter ended December 31, 2007 filed by the Company on May 8, 2008.
                  (c)  Number of shares as to which the person has:
                       (i)   Sole power to vote or direct the vote: 0
                       (ii)  Shared power to vote or direct the vote: 6,020,231
                       (iii) Sole power to dispose or direct the disposition: 0
                       (iv)  Shared power to dispose or direct the disposition:
                             6,020,231


Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     3G Capital L.P., the general partner of 3G Fund L.P., has the power to direct the affairs of 3G Fund L.P., including decisions respecting the disposition of the proceeds from the sale of Common Stock. Mr. Behring is

CUSIP No. 950590109                  13G                  Page 9 of 11 Pages


managing director of 3G Capital Ltd., the managing partner of 3G Capital L.P., and in that capacity directs 3G Capital L.P.'s operations.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.  Identification and Classification of Members of the Group.

     Not applicable.


Item 9.  Notice of Dissolution of Group.

     Not applicable.


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 950590909                  13G                  Page 10 of 11 Pages

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  May 28, 2008

                                         3G CAPITAL PARTNERS, L.P.
                                         By:  3G Capital Partners Ltd.
                                         Its: General Partner

                                        /s/ Alexandre Behring
                                        ------------------------------
                                            Alexandre Behring
                                            Managing Director

                                        3G CAPITAL PARTNERS LTD.

                                        /s/ Alexandre Behring
                                        ------------------------------
                                        Alexandre Behring
                                        Managing Director

                                        3G FUND L.P.
                                        By:  3G Capital Partners, L.P.
                                        Its: General Partner

                                        By:  3G Capital Partners Ltd.
                                        Its: General Partner

                                        /s/ Alexandre Behring
                                        ------------------------------
                                            Alexandre Behring
                                            Managing Director

                                        /s/ Alexandre Behring
                                        ------------------
                                        Alexandre Behring

CUSIP No. 950590909                   13G                Page 11 of 11 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  May 28, 2008

                                         3G CAPITAL PARTNERS LTD.

                                         /s/ Alexandre Behring
                                         ------------------------------
                                         Alexandre Behring
                                         Managing Director

                                         3G CAPITAL PARTNERS, L.P.
                                         By:  3G Capital Partners Ltd.
                                         Its: General Partner

                                         /s/ Alexandre Behring
                                         ------------------------------
                                         Alexandre Behring
                                         Managing Director

                                         3G FUND L.P.
                                         By:  3G Capital Partners, L.P.
                                         Its: General Partner

                                         By:  3G Capital Partners Ltd.
                                         Its: General Partner

                                         /s/ Alexandre Behring
                                         ------------------------------
                                         Alexandre Behring
                                         Managing Director

                                         /s/ Alexandre Behring
                                         ------------------------------
                                         Alexandre Behring